Exhibit 99

PAMELA B. STROBEL ELECTED TO ITW

BOARD OF DIRECTORS

GLENVIEW, ILLINOIS—(February 8, 2008)—Illinois Tool Works Inc. (NYSE:ITW) today announced that Pamela B. Strobel has been elected to ITW’s Board of Directors. Strobel is the retired executive vice president and chief administrative officer of Exelon and retired president of Exelon’s Business Services Company. She also served as executive vice president of Unicom Corporation and its chief subsidiary, ComEd.

Currently, Strobel serves on the boards of State Farm Mutual Automobile Insurance Company and Domtar Corporation and is on the not-for-profit boards of the Illinois Network of Charter Schools and The Joffrey Ballet. She chairs the boards of the Ravinia Festival and the Civic Consulting Alliance and is a member of the Commercial Club of Chicago, the Economic Club of Chicago, and the Chicago Network.

Strobel received both her undergraduate and law degrees from the University of Illinois, where she was a Bronze Tablet recipient and a member of the law review.

With $16.2 billion in revenues, ITW is a diversified and value-added manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 825 business units in 52 countries and employs some 60,000 people.

CONTACT: Alison Donnelly, 847-657-4565 or adonnelly@itw.com